Contact: Jill Swartz

NNN Realty Advisors, Inc.

1551 N. Tustin Avenue, Suite 300

Santa Ana, California 92705

714-667-8252 ext. 251

jswartz@nnnrealtyadvisors.com

NNN HEALTHCARE/OFFICE REIT ACQUIRES
KOKOMO MEDICAL OFFICE PARK IN KOKOMO, INDIANA

Santa Ana, Calif., September 6, 2007 – NNN Healthcare/Office REIT, Inc. has acquired Kokomo Medical Office Park in Kokomo, Indiana. The acquisition closed on August 30, 2007.

Kokomo Medical Office Park is comprised of four one-story medical office buildings totaling approximately 87,000 square feet in Kokomo, Indiana. Situated on more than 12-acres, 1.3-acres of which may be developed in the future, the property is located within two miles of St. Joseph Hospital as well as the main campus of the Howard Regional Health System, two of North Central Indiana’s largest healthcare providers.

Constructed between 1992 and 1995, the property is one of Kokomo’s premier suburban medical office parks, and is home to ten medical tenants, many of which have occupied the buildings for more than six years. The diverse rent roll boasts a historical occupancy rate of 95 percent or better, and includes American Health Network, Fresenius Medical Care and Replay Physical Therapy.

“In our view, one of the most attractive qualities a medical office park can have is to be in close proximity to one or more hospital campuses,” explained Danny Prosky, vice president of acquisitions for NNN Healthcare/Office REIT, Inc. “Kokomo Medical Office Park is within two miles of two of the area’s major hospital campuses, making it a prized location for healthcare tenants, and therefore an exceptional investment for NNN Healthcare/Office REIT.”

NNN Healthcare/Office REIT purchased Kokomo Medical Office Park from Kokomo Medical Office Park, L.P., which was represented by Jim Mount, Jay Gehl and Boyd Zoccola of Hokanson Companies, Inc. NNN Realty Advisors, Inc. will provide asset management services for the property.

As of August 30, 2007, NNN Healthcare/Office REIT has sold approximately 14.1 million shares of its common stock for more than $140.8 million through its initial public offering, which began in the third quarter of 2006.

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2 – 2 – 2 NNN Healthcare/Office REIT Acquires Kokomo Medical Office Park

NNN Healthcare/Office REIT offers a monthly distribution of 7.25 percent per annum and has made ten other geographically-diverse acquisitions:

•	1 and 4 Market Exchange in Columbus, Ohio;

•	Gwinnett Professional Center in Lawrenceville, Georgia;

•	Triumph Hospital Northwest and Triumph Hospital Southwest in Greater Houston, Texas;

•	Thunderbird Medical Plaza in Glendale, Arizona;

•	Shakerag Medical Center and Yorktown Medical Center in Fayette County, Georgia;

•	Commons V Medical Office Building in Naples, Florida;

•	Lenox Office Park Building G in Memphis, Tennessee;

•	The Gallery Professional Building in St. Paul, Minnesota;

•	Crawfordsville Medical Office Park and Athens Surgery Center in Crawfordsville, Indiana; and

•	Southpointe Office Parke and Epler Parke I in Indianapolis, Indiana.

Including the purchase of Kokomo Medical Office Park, NNN Healthcare/Office REIT has acquired a portfolio of properties valued at more than $190 million.

NNN Realty Advisors, Inc., a nationwide commercial real estate asset management and services firm, is the sponsor of NNN Healthcare/Office REIT, Inc. NNN Realty Advisors and affiliates manage a growing portfolio of more than 37 million square feet of real estate, including approximately 9,000 apartment units, with a combined market value in excess of $5.1 billion. NNN Realty Advisors and affiliates are currently buying and selling properties throughout the United States, offering a full range of commercial real estate investments, including tenant-in-common (TIC) programs for investors structuring tax-deferred (like-kind) exchanges under Section 1031 of the Internal Revenue Code, real estate investment trusts (REITs), value added property funds, and institutional investments.

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This press release contains certain forward-looking statements with respect to occupancy rates of Kokomo Medical Office Park and the strength that the property adds to the NNN Healthcare/Office REIT portfolio. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, plans or predictions of the future, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the economy of the Kokomo, Indiana area; the uncertainties relating to the implementation of our real estate investment strategy; and other risk factors as outlined in the Company’s prospectus, as amended from time to time, and as detailed from time to time in our periodic reports, as filed with the Securities and Exchange Commission.

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